Exhibit 99(1)

                     [CANARGO ENERGY CORPORATION LETTERHEAD]

                FOR IMMEDIATE RELEASE IN NORTH AMERICA AND EUROPE

   August 31, 2000 - CanArgo appoints Roger Brittain as non-executive Chairman

Calgary  Alberta,  Oslo,  Norway  - CanArgo Energy Corporation (OSE: CNR, OTCBB:
GUSH) today announced the appointment of Mr. Roger Brittain as the Company's non-executive Chairman of the Board of Directors. Mr. Brittain joins the Company effective September 1, 2000.

Mr. Brittain is an experienced investment banker having worked for many years in the oil and gas sector. He began his career in the Foreign Service, working in the Middle East, before moving to London, where he has worked with several investment banks with a focus on the oil and gas sector. He was involved in the establishment of TR Energy, Guinness Mahon Energy Services Limited and is currently a Director of Corporate Finance at Investec Henderson Crosthwaite. Mr Brittain is also a non-executive Director of Soco International plc and Glenrand Simpson Limited and an adviser to Devon Energy Corporation. He has been chairman (or a member) of audit committees of several oil companies over the past 12 or so years.

Dr David Robson, Chief Executive Officer, said, "I am delighted that Roger Brittain is joining us. With our recently announced move to London and focus on European markets, Mr Brittain's considerable knowledge and experience will be of great benefit to our Board. As Chief Executive, I very much look forward to working with him."

CanArgo Energy Corporation is an independent oil and gas exploration and production company operating in Eastern Europe. CanArgo's principal oil and gas operations are located in the Republic of Georgia. The Company's activities at its primary field in Georgia, the Ninotsminda field, are conducted through its wholly owned subsidiary, Ninotsminda Oil Company Limited. In addition, the Company has interests in several other oil and gas prospects and in refining, marketing, independent power production and oilfield technology activities.

The matters discussed in this press release include forward looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company's reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company's business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results anticipated herein will be attained.

For  further  information,  contact:

North  America                      Norway
Tel:  +403.777.1185                 Eric  Cameron,  Gambit
Toll  Free  1-888-777-7974          Tel  :  +47.22.04.82.00
E-mail  :  info@canargo.com         Fax  :  +47.22.04.82.01
web:  www.canargo.com